Exhibit 99.1

NEWS RELEASE	NYSE:LDG

Contact: Phyllis Proffer
925-979-3979

Longs Amends Secured Revolving Credit Facility

WALNUT CREEK, CA (January 30, 2007) – Longs Drug Stores Corporation (NYSE:LDG) today announced that it has completed an agreement to amend its Secured Revolving Credit Facility with a syndication of banks led by the Bank of America Retail Finance Group. The amended five-year $325 million facility expires in January of 2012. It will be used to finance working capital needs and capital expenditures as well as to fund other general corporate purposes.

“This amended credit facility strengthens our liquidity, increases our financial flexibility and gives us a more attractive source of funding to pursue our financial and strategic objectives,” said Steven F. McCann, Executive Vice President and Chief Financial Officer. He added, “The lower interest rate on the amended facility is primarily due to general market conditions and our improved financial performance.”

The amended facility includes an option to increase the facility’s borrowings from $325 million to $400 million, subject to certain conditions. There are no financial covenants associated with the amended facility and no credit restrictions on capital expenditures or share repurchases if availability of credit remains above a minimum level.

Longs originally established a five-year $280 million Secured Revolving Credit facility in August of 2004. It is secured with inventory, accounts receivable and certain intangible assets. In November of 2006, the Company exercised its option to increase the facility to $325 million.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, the Company's liquidity, financial flexibility, capital expenditures and financial performance, and are indicated by such words or phrases as “projects”, “expects”, “estimates”, “goals”, “plans,” or similar words or phrases. These statements are based on the Company's current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those included in or contemplated by such statements. Risks and uncertainties include, among other things, risks of changing market

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conditions in the overall and regional economy and in the retail industry, labor unrest, natural or manmade disasters, maintaining satisfactory relationships with vendors, changes in applicable law or in the interpretation of applicable law by regulatory agencies or by legal, accounting or other professional advisors, and other factors described from time to time in the Company's media releases and in its annual, quarterly and other reports filed with the Securities and Exchange Commission. Please refer to such filings for a further discussion of these risks and uncertainties. The Company undertakes no obligation to update any projections or other forward-looking statements to reflect events or circumstances that may arise after the date of this release.

About Longs Drug Stores Corporation

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 509 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

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